Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-135716) and in the related Prospectus of our reports dated February 22, 2008, with respect to the consolidated financial statements and schedule of Senior Housing Properties Trust, and the effectiveness of internal control over financial reporting of Senior Housing Properties Trust, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 22, 2008